As filed with the Securities and Exchange Commission on March 13, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVITEL HOLDINGS A/S

(Exact name of registrant as specified in its charter)

Denmark	[not applicable]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Puskas Tivadar, u.8-10, Budaörs, Hungary	H-2040
(Address of Principal Executive Offices)	(Zip Code)

COMPENSATORY WARRANT PLAN

(Full title of the plans)

RL&F Service Corp.

One Rodney Square

Tenth and King Streets

Wilmington, Delaware 19801

Attn: Sharon Alexandridis

Telephone No. +1 (302) 651-7751

(Name and address, including zip code, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares par value €0.01 per share	5,000,000	$4.01	$20,050,000.00	$787.96

(1)	Consists of 5,000,000 ordinary shares, par value €0.01 per share (“Ordinary Shares”) of Invitel Holdings A/S (the “Company”) that can be issued pursuant to the Company’s Compensatory Warrant Plan. Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional ordinary shares of the Company may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors of the Company while this registration is in effect, this registration statement is hereby deemed to cover all such additional common stock
(2)	The offering price for the shares registered hereby have been calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and is based on the average of the high and low prices of the Invitel Holding A/S American Depositary Shares, evidenced by American Depositary Receipts each representing one Ordinary Share, as reported on the NYSE Alternext on March 9, 2009 of $4.01 per share. The Ordinary Shares are not listed in the United States or elsewhere.

EXPLANATORY NOTE

Invitel Holdings A/S (“we” or “us” or “Invitel Denmark” or the “Registrant”), a Danish limited liability company, is filing this Registration Statement on Form S-8 (this “Registration Statement”) as the successor registrant to Hungarian Telephone and Cable Corp. (“Predecessor” or “HTCC”), a former Delaware corporation.

Pursuant to the Agreement and Plan of Merger dated as of November 27, 2008 (the “Merger Agreement”), among us, Predecessor, and Invitel Sub LLC., a Delaware limited liability company (“MergeCo”), Predecessor effectively changed its place of incorporation from Delaware to Denmark by merging with and into MergeCo, effective as of February 26, 2008, whereby we became the successor to the Predecessor.

The reorganization was accomplished by means of the following steps:

•	a transfer of the assets of HTCC to, and assumption of its liabilities by Invitel Denmark, in exchange for newly issued shares of Invitel Denmark;

•

a merger of HTCC with and into Mergeco, which became the surviving company in the merger and a wholly owned, direct subsidiary of Invitel Denmark. As a result of the merger, each share of HTCC Delaware common stock (“HTCC Common Stock”) automatically converted into the right to receive one Invitel Denmark American Depositary Share (“ADS”) representing one ordinary share of Invitel Denmark, provided that an HTCC stockholder had the option to elect to receive Invitel Denmark ordinary shares (“Invitel Denmark Ordinary Shares”) instead of ADSs. As a result, immediately after the merger, the stockholders of HTCC owned, directly or indirectly, exactly the same number of Invitel Denmark ordinary shares as they owned in HTCC immediately before the merger; and

•	after completion of the merger, MergeCo transferred its remaining assets to, and its remaining liabilities were assumed by Invitel Denmark. MergeCo was then dissolved.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to certain of the directors, officers and employees of Invitel Holdings A/S (“we” or “us” or the “Company” or the “Registrant”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the SEC by the Registrant or HTCC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

(i)	Annual Report of HTCC on Form 10-K for the fiscal year ended December 31, 2007, filed on March 3, 2008.

(ii)	Quarterly Report of HTCC on Form 10-Q for the period ended September 30, 2008, filed on November 10, 2008.

(iii)	Quarterly Report of HTCC on Form 10-Q for the period ended June 30, 2008, filed on August 11, 2008.

(iv)	Quarterly Report of HTCC on Form 10-Q for the period ended March 31, 2008, filed on May 12, 2008.

(v)	The section entitled “Description of Ordinary Shares of Invitel Denmark” in the registration statement on Form F-4 filed with the SEC on November 28, 2008, as amended by Amendment No. 1 filed with the SEC on January 12, 2009, as amended by Amendment No. 2 filed with the SEC on January 29, 2009, as amended by Amendment No. 3 filed with the SEC on February 2, 2009, including any subsequent amendment filed for the purpose of updating such description.

Each document filed by Invitel Denmark pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to the respective Registration Statement and to be part thereof from the date of filing such document.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Association of Invitel Denmark do not contain any provisions pertaining to indemnification of directors or officers.

ITEM 8.	EXHIBITS.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

i.	to include any prospectus required by Hsection 10(a)(3)H of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to HRule 424(b)H if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to HSectionH 13 or Section 15d of the Exchange Act that are incorporated by reference in the Registration Statement; and

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Invitel Holdings A/S certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Budapest, Hungary, on March 13, 2009.

INVITEL HOLDINGS A/S

By:	/s/ Robert Bowker
Robert Bowker
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Martin Lea	March 13, 2009	/s/ Robert Bowker	March 13, 2009
Martin Lea	Date	Robert Bowker	Date
Chief Executive Officer		Chief Financial Officer

/s/ Henrik Scheinemann	March 13, 2009	/s/ Carsten Dyrup Revsbech	March 13, 2009
Henrik Scheinemann	Date	Carsten Dyrup Revsbech	Date
Chairman		Director

/s/ Ole Steen Andersen	March 13, 2009	/s/ Robert R. Dogonowski	March 13, 2009
Ole Steen Andersen	Date	Robert R. Dogonowski	Date
Director		Director

/s/ Peter Feiner	March 13, 2009	/s/ Jens Due Olsen	March 13, 2009
Peter Feiner	Date	Jens Due Olsen	Date
Director		Director

/s/ Morten Bull Nielsen	March 13, 2009	/s/ Peter T. Noone	March 13, 2009
Morten Bull Nielsen	Date	Peter T. Noone	Date
Director		U.S. Authorized Representative

INDEX TO EXHIBITS

Exhibit No.	Description
3.1.	Articles of Association of Invitel Holdings A/S

4.1	Appendix 1 to Articles of Association of Invitel Holdings A/S

5.1.	Opinion of Kromann Reumert, special Danish counsel to Invitel Holdings A/S

23.1	Consent of PricewaterhouseCoopers Kft.

23.2	Consent of KPMG Hungária Kft.